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                                                                    EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of September 8, 1998, among Noble International, Ltd., a corporation incorporated under the laws of the State of Michigan ("Noble"), Noble Canada II, Inc., a corporation incorporated under the laws of the Province of Ontario, Canada ("Acquisition"), Centrifugal Coaters Inc., a corporation incorporated under the laws of the Province of Ontario, Canada ("CCI"), and the shareholders of CCI (collectively, the "Sellers"): Wrayter Investments Inc. ("Wrayter"), RoyNat Inc. ("RoyNat"), First Ontario Labour Sponsored Investment Fund Ltd. ("First Ontario"), Crosbie & Company, Inc. ("Crosbie") and 659730 Ontario Inc. ("Blake Corp.").

        WHEREAS, Sellers together own all of the issued and outstanding capital stock of CCI (collectively, the "CCI Shares");

        WHEREAS, Sellers wish to sell the CCI Shares to Acquisition and Acquisition wishes to purchase the CCI Shares from Sellers;

        WHEREAS, Acquisition is a Subsidiary (as defined below) of Noble Canada Holdings II, Limited ("Holdings"), a corporation incorporated under the laws of Nova Scotia and a wholly owned subsidiary of Noble;

        WHEREAS, the respective Boards of Directors of Noble, Acquisition, CCI and each of the Sellers have approved the transactions contemplated by this Agreement;

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

Certain terms are used in this Agreement as specifically defined herein.

        1.1 Definitions of Certain Terms. The following terms shall have the meanings set forth below:

               "Acquisition Transaction" has the meaning ascribed thereto in section 5.1 hereof.

               "CCI Material Adverse Effect" shall mean an effect that does or would reasonably be expected to have a material adverse effect on the financial condition or results of operations of CCI, taken as a whole.




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               "Charter Documents" has the meaning ascribed thereto in section
        3.1 hereof.

               "Closing" has the meaning ascribed thereto in section 2.7 hereof.

               "Closing Date" has the meaning ascribed thereto in section 2.7 hereof.

               "Director" has the meaning ascribed thereto in section 6.2.8 hereof.

               "Exchangeable Shares" has the meaning ascribed thereto in section
        2.3 hereof.

               "Exchangeable Share Provisions" has the meaning ascribed thereto in section 2.5 hereof.

               "Holdings" has the meaning ascribed thereto in the Recitals to this Agreement.

               "Liens" has the meaning ascribed thereto in section 2.1 hereof.

               "Losses" has the meaning ascribed thereto in section 7.1 hereof.

               "Noble Common Shares" means common shares of the capital stock of Noble International, Ltd.

               "Noble Material Adverse Effect" shall mean an effect that does or would reasonably be expected to have a material adverse effect on the financial condition or results of operations of Noble and its Subsidiaries, taken as a whole.

               "OBCA" means the Ontario Business Corporations Act, as amended.

               "Registration Rights Agreement" has the meaning ascribed thereto in section 2.5 hereof.

               "Securities Act" has the meaning ascribed thereto in section 4.2 hereof.

               "SEC Reports" has the meaning ascribed thereto in section 4.3 hereof.

               "Share Exchange Agreement" has the meaning ascribed thereto in section 2.3 hereof.

               "Support Agreement" has the meaning ascribed thereto in section
        2.4 hereof.


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               "Subsidiary" shall mean, with respect to any corporation,
        association or other business entity, any other corporation, association, or other business entity a majority (by number of votes) of the shares of capital stock (or other voting interests) of which is owned directly or indirectly by such corporation. and shall include any such other corporation, association or other business entity.

               "Tax" means any federal, provincial, state or local tax or any foreign tax (including, without limitation, any net income, gross income, profits, premium, estimated, excise, sales, value added, goods and services, use, occupancy, gross receipts, franchise, license, ad valorem, severance, capital levy, capital tax, production, stamp, transfer, withholding, employment, unemployment, payroll or property tax, customs duty, or any other governmental charge or assessment), together with any interest, addition to tax, or penalty.

               "Tax Act" means the Income Tax Act (Canada), as amended.

               "Tax Return" means any return, amended return, declaration, report, estimate, information return, closing agreement, or statement required or permitted to be filed under the laws of any jurisdiction in respect of any Tax.


                                    ARTICLE 2
                           SALE AND PURCHASE OF STOCK

        2.1 Sale and Purchase of CCI Shares. Upon the terms and subject to the conditions set forth in this Agreement, Sellers shall sell, transfer, assign and deliver to Acquisition, and Acquisition shall purchase from Sellers, all of Sellers' right, title and interest in and to the CCI Shares, together with all rights associated with such CCI Shares, free and clear of all liens, encumbrances, security interests, mortgages, pledges, charges, agreements, rights, options, warrants, restrictions and claims of any kind whatsoever, whether legal or equitable (collectively, "Liens").

        2.2. Consideration. In consideration for the sale by Sellers of the CCI Shares, Acquisition shall pay the following consideration at the Closing (as defined below):

               (a) to First Ontario, CDN$202,717, by certified check or wire transfer of immediately available funds;

               (b) to RoyNat, CDN$202,717, by certified check or wire transfer of immediately available funds;

               (c) to Crosbie, CDN$537,207, by certified check or wire transfer of immediately available funds;


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               (d) to Wrayter, Acquisition shall issue 56,238 Exchangeable
        Shares;

               (e) to Blake Corp., CDN$405,434, by certified check or wire transfer of immediately available funds; and

               (f) to Robert Blake, Jr., an individual ("Blake Jr."), Acquisition shall issue 1,700 Exchangeable Shares.

        2.3 Share Exchange Agreement. At the Closing (as defined below), Wrayter, Blake Jr., Noble, Acquisition and Holdings shall enter into a share exchange agreement substantially in the form attached as Exhibit A (the "Share Exchange Agreement") and Acquisition shall create a class of preferred shares of Acquisition designated as "Class C Exchangeable Non-Voting Preferred Shares" (the "Exchangeable Shares") that will have the rights, privileges and restrictions, and be subject to the conditions, set forth in Schedule A of the Share Exchange Agreement (the "Exchangeable Share Provisions").

        2.4 Support Agreement. Prior to the Closing, Noble, Holdings and Acquisition shall execute and deliver the Support Agreement (the "Support Agreement") in substantially the form set forth as Exhibit B.

        2.5 Registration Rights Agreement. At Closing, Wrayter, Blake Jr. and Noble shall execute and deliver the First Amendment to Registration Rights Agreement (the "Registration Rights Amendment") in substantially the form set forth as Exhibit C, which shall amend that Registration Rights Agreement dated as of July 24, 1998 between Noble and Wrayter.

        2.6 Closing and Closing Date. The execution and delivery of the documents required to effectuate the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gowling, Strathy & Henderson, Toronto, Ontario on September 28, 1998 (the "Closing Date") or at such other place and at such time as the parties hereto may agree.

        2.7 Contemporaneous Transactions. The parties hereby agree that each of the transactions contemplated by this Agreement that is in fact consummated shall, to the extent permitted by applicable law and not otherwise provided for herein, be deemed consummated substantially contemporaneously with any other transaction that is in fact consummated pursuant to this Agreement.

        2.8 Tax Filings. Wrayter agrees that it will elect, and Noble agrees that it will cause Acquisition to elect, jointly under subsection 85(1) of the Tax Act, in the prescribed form and within the prescribed time for purposes of the Tax Act, that the proceeds of disposition of the CCI Shares held by Wrayter, and Acquisition's cost of acquiring such CCI Shares shall be such amount as is directed by Wrayter, within the various limitations provided in subsection 85(1) of the Tax Act. The aforementioned


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parties hereby agree to file such election as required by the Tax Act and the regulations thereunder so that the election will have full force and effect for purposes of the Tax Act.

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

        In order to induce Noble and Acquisition to enter into this Agreement, Sellers hereby jointly and severally except as otherwise indicated, represent and warrant as follows, provided, however, that of the representations and warranties set forth in this Article 3: (a) each of First Ontario, RoyNat and Crosbie makes only the representations and warranties set forth in Sections 3.3(b), 3.23, 3.24 and 3.25; and (b) Blake Corp. makes all of the following representations and warranties only to the extent of the knowledge of Robert Blake, Sr. after reasonable inquiry as has been conducted or will be conducted prior to Closing (provided that: as to (1) any state of facts which existed as of May 31, 1997, and (2) the representations and warranties contained in Sections 3,3(b), 3.23, 3.24 and 3.25, Blake Corp. shall be deemed to have knowledge of such state of facts or representations and warranties, as the case may be).

        3.1 Due Organization, Authorization and Good Standing of CCI. CCI is a corporation duly organized, validly existing and in good standing under the OBCA and each Subsidiary of CCI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as listed in Section 3.1 of the disclosure schedule prepared by CCI and provided to Noble concurrently with the execution of this Agreement, as amended or supplemented in accordance with Section 5.6 (the "CCI Disclosure Schedule"). CCI has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement to consummate all transactions contemplated hereby. The execution, delivery and performance by CCI of this Agreement, and the consummation by CCI of the transactions contemplated hereby, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of CCI. This Agreement constitutes the valid and binding obligation of CCI, enforceable in accordance with its terms. Each of CCI and its Subsidiaries has full corporate power and authority to carry on its business as now conducted and to own or lease and to operate its properties and assets where such properties and assets are now owned, leased or operated by it and where such business is now conducted by it. Each of CCI and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation and licensed or qualified to transact business in the jurisdictions set forth in
Section 3.1 of the CCI Disclosure Schedule, which are the only jurisdictions where such qualification is required by reason of the nature of the business conducted by it or the properties or assets owned, operated or leased by it, other than such failures to be so licensed or qualified that in the aggregate would not have a CCI Material Adverse Effect. True, complete and correct copies of the charter, By-laws and other analogous organizational



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documents (the "Charter Documents") of CCI and each of its Subsidiaries as in effect on the date hereof have heretofore been delivered to Noble.

        3.2 No Violation or Approval. Each of the Sellers individually represents and warrants that, except as set forth in Section 3.2 of the CCI Disclosure Schedule, the execution, delivery and performance by CCI and such Seller of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach or violation of, or a default under, or the acceleration of any payment obligation pursuant to, any law, rule or regulation applicable to CCI, its Subsidiaries or such Seller, as the case may be, or of any material agreement or instrument to which any of them is a party or by which any of them or any of their properties are bound, or any order, judgment or decree of any court or any governmental agency or body having jurisdiction over any of them or their properties or in a breach or a default under any of their Charter Documents. No consent, approval, order or authorization of, declaration or filing with, any governmental authority or entity or other party is required to be obtained or made by CCI or such Seller in connection with the execution and delivery of this Agreement or the consummation by CCI or such Seller of the transactions contemplated hereby other than (i) any applicable notification requirement under the Investment Canada Act; and (ii) with respect to CCI and its Subsidiaries, such failures to obtain or make such other consents, approvals, orders, authorizations, declarations or filings that in the aggregate would not have a CCI Material Adverse Effect.

        3.3    Capital Stock and Title to Shares.

               (a) The authorized capital stock of CCI consists of: an unlimited number of Class M Common Shares, of which 1,000 shares are outstanding; an unlimited number of Class X Common Shares, of which 20,000 shares are outstanding; 3,500,000 Class X Special Shares, of which 3,500,000 shares are outstanding; an unlimited number of Class Y Common Shares, of which 60,000 shares are outstanding; and an unlimited number of Class Z Common Shares, of which 20,000 shares are outstanding. Other than as set forth in Section 3.3 of the CCI Disclosure Schedule, CCI has not issued or obligated itself to issue, any shares of capital stock or any outstanding options, warrants, rights, other agreements or commitments obligating it to issue or sell shares of its capital stock or any securities or obligations convertible into, or exchangeable for, any shares of its capital stock. No CCI common shares are held as treasury stock or by any Subsidiary of CCI, and no preference shares of CCI are outstanding. All of the outstanding CCI Shares have been validly issued, fully paid and nonassessable and free of preemptive rights. None of the outstanding CCI Shares, options, warrants and other securities has been issued in violation of the preemptive rights of any security holder of CCI. None of the holders of outstanding CCI Shares is subject to personal liability solely by reason of being such a holder. Neither CCI nor any of its Subsidiaries has any outstanding options, warrants, rights, other agreements or commitments obligating it to issue

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        or sell shares of its capital stock or any securities or obligations convertible into, or exchangeable for, any shares of its capital stock. Neither CCI nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or that are convertible or exercisable into securities having the right to vote) with holders of CCI Shares on any matter. There are no shareholders of CCI other than the Sellers.

               (b) Each of the Sellers individually represents and warrants that such Seller is the legal and equitable owner of the CCI Shares listed adjacent to its name in Section 3.3 of the CCI Disclosure Schedule, free and clear of all Liens, and that upon consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, Acquisition will acquire valid and marketable title to the CCI Shares transferred by such Seller, free and clear of all Liens.

        3.4 Subsidiaries. Except for the equity investments set forth in Section
3.4 of the CCI Disclosure Schedule, CCI does not own, directly or indirectly, any capital stock, any partnership or equity or other ownership interest in, or any security issued by, any other corporation, organization, association, entity or business enterprise, and Section 3.4 of the CCI Disclosure Schedule indicates which such equity investments are Subsidiaries of CCI and which are minority ownership interests. Except as set forth in Section 3.4 of the CCI Disclosure Schedule, CCI owns, directly or indirectly, all of the outstanding shares of each of the entities listed thereon and identified as Subsidiaries of CCI (except for directors' qualifying shares or such shares as may be required by local laws to be owned by residents of the jurisdiction of incorporation) free and clear of all Liens. All shares of capital stock owned by CCI in any of its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable.

        3.5 Financial Statements and Accounting. At least seven (7) days before Closing, CCI will furnish Acquisition and/or Noble with true and complete copies of the following financial statements (collectively, the "Financial Statements"): (i) consolidated financial statements for the fiscal years ended May 31, 1998, respectively, audited by Ernst & Young; and (ii) unaudited statements of income and cash flows for the fiscal quarter ended August 31, 1998 and the accompanying balance sheet as of August 31, 1998, each prepared from the books and records of CCI and its consolidated Subsidiaries. The Financial Statements present fairly, in all material respects, the consolidated financial position of CCI and the results of its operations and its cash flows as of the respective dates and for the periods presented therein in conformity with generally accepted accounting principles in Canada as in effect on the applicable dates of such financial statements ("Canadian GAAP") and applied on a consistent basis, except as noted therein and except that in the case of the unaudited financial statements, no notes are included and such unaudited financial statements may be subject to normal, recurring adjustments that would be made in the course of an audit and that would not be material. Except as and to the extent reflected or reserved


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against in the balance sheet as of August 31, 1998 included in the Financial
Statements or as set forth in Section 3.5 of the CCI Disclosure Schedule, CCI and its Subsidiaries, taken as a whole, do not have any material liabilities or obligations of any nature. CCI maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations,
(ii) transactions are recorded as necessary to permit preparation of consolidated financial statements in conformity with Canadian GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        3.6 Absence of Changes; Operations in the Ordinary Course. Except as set forth in Section 3.6 of the CCI Disclosure Schedule, since May 31, 1998, neither CCI nor any of its Subsidiaries has undergone any adverse change in its financial condition, or suffered any damage, destruction or loss (whether or not covered by insurance) that adversely affects its financial condition, the condition of its assets or the ability to conduct its business other than such changes in financial condition, damage, destruction or loss as in the aggregate would not have a CCI Material Adverse Effect; and since May 31, 1998, except as set forth in Section 3.6 of the CCI Disclosure Schedule, there has been no adverse change in the condition of the business of CCI or any of its Subsidiaries, whether as a result of any change as to accounts receivable, inventory or other assets, any loss of competitive position, any natural disaster, accident, strike, sabotage, or confiscation of property, or any other event or condition directly affecting or relating to CCI, whether or not related to any of the foregoing, except for such changes as would not in the aggregate have a CCI Material Adverse Effect and except as set forth in Section 3.6 of the CCI Disclosure Schedule, CCI and each of its Subsidiaries has operated its business in the ordinary course, consistent in all material respects with past practice. Without limiting the generality of the foregoing, since May 31, 1998, neither CCI nor any of its Subsidiaries has:

               (a) amended the terms of any outstanding indebtedness or incurred any indebtedness for borrowed money that has not been repaid in full, or issued or sold any of its debt or equity securities, except in the ordinary course of business consistent with past practice;

               (b) subjected to any Lien or lease any of its properties, tangible or intangible, except in the ordinary course of business consistent with past practice;

               (c) forgiven or canceled any debts owed to CCI or any of its Subsidiaries or claims of CCI or any of its Subsidiaries, or waived any rights, except in the ordinary course of business consistent with past practice;


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               (d) incurred any liability or obligation (whether absolute, accrued, contingent or otherwise) or made any payment in respect of (i) any acquisition or disposition of any assets or properties in any transaction with any officer, director, shareholder or employee of CCI or any of its Subsidiaries, or any relative by blood or marriage or any "Affiliate" (as such term is used in the Tax Act) or any other person not at arms-length (as such term is used under the Tax Act) of or with CCI or other or any of its Subsidiaries, (ii) except as set forth in
        Section 3.6 of the CCI Disclosure Schedule, any other transaction with any such affiliate or associate of CCI or any of its Subsidiaries, other than salaries paid to officers, or (iii) any declaration, setting aside or payment of dividends or other distributions in respect of, or purchases or redemptions (directly or indirectly) of, any shares of its capital stock;

               (e) entered into or publicly announced an intention to enter into any agreement (including, without limitation, an agreement in principle) with respect to, any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

               (f) made any capital expenditures other than in the ordinary course of business consistent with past practice or as necessary to maintain existing assets in good repair;

               (g) committed any act or omission that constitutes a material breach or default by CCI or any of its Subsidiaries under any material contract or material license to which CCI or any of its Subsidiaries is a party or by which any of them or their respective properties is bound;

               (h) made any investment or commitment to make such an investment in real estate or in any real estate development project;

               (i) except as disclosed in the Financial Statements or in Section
        3.6 of the CCI Disclosure Schedule: (i) granted to any officer or employee any increase in compensation in any form (including without limitation any increase in value of any benefits) in excess of the amount thereof in effect as of May 31, 1998 other than increases in base salary or hourly wages of employees other than officers of CCI in the ordinary course of business in amounts consistent with past practice, of any severance or termination pay, or entered into any employment agreement with any employee that is not terminable by the employer, without cause and without penalty, upon notice of 30 days or less, (ii) adopted or amended any bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding), (iii) hired any employee who shall have total expected annual compensation in excess of US$100,000, or (iv) paid or incurred any obligation to pay any bonus


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        or fee to any employee (including any officer) of CCI or any of its
        Subsidiaries or in connection with the transactions contemplated by this Agreement; or

               (j) agreed in writing or otherwise to do any of the foregoing.

        3.7 Assets and Liabilities.

               (a) Section 3.7(a) of the CCI Disclosure Schedule contains a true and complete list of all material furniture, fixtures and other fixed assets used in connection with or related to the Business, other than the leased personal property described in Section 3.9 thereof (the "Leased Personal Property").

               (b) Section 3.7(b) of the CCI Disclosure Schedule contains a true and complete list of all equipment, machinery, tools, dies, jigs, patterns, molds, engineering and office equipment and vehicles used in connection with the operation of or related to the Business, other than the Leased Personal Property.

               (c) Section 3.7(c) of the CCI Disclosure Schedule contains a true and complete list of all material third party warranties and claims for warranties relating to the Business, its assets or the Leased Personal Property.

               (d) The assets listed in Sections 3.7(a), (b) and (c) of the CCI Disclosure Schedule, along with the Leased Personal Property and the Real Property as defined below, constitute all of the assets that are used in connection with the operation of, or that are related to, the Business. All of the tangible assets (other than cash and cash equivalents) and all of the Leased Personal Property are located at the Real Property.

               (e) Section 3.17 of the CCI Disclosure Schedule, as described below, identifies all material contracts of CCI and its Subsidiaries (collectively, the "Contracts").

               (f) Section 3.7(f) of the CCI Disclosure Schedule identifies all current short-term and long-term debts and liabilities of CCI and each of its Subsidiaries (collectively, the "Liabilities"). The Liabilities represent all of the indebtedness of CCI and its Subsidiaries to all persons or entities. CCI and each of its Subsidiaries have complied in all material respects with the provisions of each note, bill or other instrument establishing or creating any indebtedness of CCI or its Subsidiaries and are not in default under any such instrument.


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        3.8 Taxes.

               (a) For each of its taxation or taxable years or periods ending on or prior to the date hereof: (i) all Tax Returns that are required to have been filed by or with respect to CCI or any of its Subsidiaries have been duly and timely filed and are correct and complete in all material respects; (ii) all Taxes with respect to or required to have been paid by CCI or any of its Subsidiaries or for which CCI or any of its Subsidiaries is or may otherwise be liable (including without limitation all Consolidated Taxes), whether or not shown on any Tax Return, have been paid in full if due or accrued for in accordance with Canadian GAAP in the Financial Statements through the date thereof and in the books and records of CCI or the relevant Subsidiary in respect of subsequent periods; and (iii) all Taxes other than those described in clause (ii) with respect to or required to have been paid by CCI or any of its Subsidiaries or for which CCI or any of its Subsidiaries is or may otherwise be liable, whether or not shown on any Tax Return, have been paid in full if due or accrued for in accordance with Canadian GAAP in the Financial Statements through the date thereof and in the books and records of CCI or the relevant Subsidiary in respect of subsequent periods except for such amounts the nonpayment of which, in the aggregate, would not result in a CCI Material Adverse Effect.

               (b) Except as set forth in Section 3.8 of the CCI Disclosure Schedule, (i) there are no assessments, reassessments, audits, proceedings, or litigation in respect of Taxes relating to CCI or any of its Subsidiaries pending, in progress, or to CCI's knowledge, threatened, (ii) there are no liens in respect of Taxes upon any property or assets of CCI or any of its Subsidiaries other than liens for Taxes that are not yet due and payable, and (iii) neither CCI nor any of its Subsidiaries has consented to any extension of any statute of limitations pertaining to Taxes.

               (c) CCI and each of its Subsidiaries has collected or withheld all amounts required to be collected or withheld by it on account of Taxes or otherwise, and has remitted the same to the appropriate governmental authority in the manner and within the time required under any applicable legislation or, if it is not yet due, has set it aside in appropriate accounts for payment when due.

               (d) The liability for Taxes under the Tax Act and all applicable provincial Tax laws as to each of CCI and its Subsidiaries has been assessed by Revenue Canada and the Ministry of Revenue or other applicable taxing authority in each such province, respectively, for all taxation years up to and including the most recently concluded taxation year. True and complete copies of the federal and provincial Tax Returns for CCI and each Subsidiary for the most recently ended taxation year and copies of all assessments and


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        reassessments relating to the most recent taxation year for which the same are available have been provided to Noble.

               (e) There are no circumstances that exist and would result, or that have existed and resulted, in section 80 of the Tax Act applying to CCI or any of its Subsidiaries.

         3.9 Properties. CCI and each of its Subsidiaries has good and marketable title to all real property and all tangible personal property reflected in the August 31, 1998 balance sheet included in the Financial Statements or acquired since such date (except for property disposed of since such date in the ordinary course of business consistent with past practice), and valid leasehold interests in all real and tangible personal properties leased by it, in each case free and clear of Liens, easements or title imperfections except (i) Liens for current Taxes not yet due and payable, (ii) encumbrances and easements that do not materially detract from the value or interfere with the use by CCI or any of its Subsidiaries, as the case may be, of the properties affected thereby, (iii) Liens reflected in the Financial Statements, (iv) Liens of customers on property purchased by CCI in connection with its performance of contracts to provide products or services to such customers and which in the aggregate would not have a CCI Material Adverse Effect, and (v) Liens set forth in Section 3.9 of the CCI Disclosure Schedule. Section 3.9 of the CCI Disclosure Schedule lists all material leases of real and/or personal property to which CCI or any of its Subsidiaries is a party or which property is used or leased by CCI or any of its Subsidiaries. CCI or its Subsidiary, as owner or lessee thereof, enjoys peaceful and undisturbed possession of all of the real property which it owns or leases and of the tangible personal property under all material leases. With regard to all real property owned or used by CCI and its Subsidiaries (the "Real Property"), except as described in Section 3.9 of the CCI Disclosure
Schedule:

               (a) CCI has received all approvals of governmental authorities, including all licenses and permits required in connection with the ownership or[ownership or] operation of such building or real property, such building or real property has been operated and maintained in accordance with applicable laws, rules and regulations and CCI has not received any notice, written or oral, of any violation of any applicable laws, rules or regulations;

               (b) the Real Property is supplied with all utilities and other services necessary and adequate for the operation of such Real Property, in accordance with all applicable laws, ordinances, rules and regulations and are provided from adjoining public lands dedicated to providing such services or permanent, irrevocable, appurtenant easements benefiting the property;

               (c) the Real Property abuts on and has direct vehicular access to a public road or has access to a public road through a permanent, irrevocable, appurtenant easement benefiting the property;

               (d) each building and other improvement is located solely on the Real Property, does not encroach onto adjoining land or onto any portion of property burdened by any easement, and there are no improvements located on adjoining land which encroach onto the Real Property;

               (e) none of the buildings or other improvements or property violate any applicable setback requirements, zoning laws and ordinances, none are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications, and none are located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to its use has not been obtained;

               (f) CCI has not received any notices or orders from any governmental body, or any board of fire underwriters or similar fire and safety rating body, and no such notice or order is or has been threatened, concerning any violations of laws, municipal ordinances, fire regulations, insurance regulations, labour regulations or of any other governmental, administrative or regulatory body or other requirements of law which affect the Real Property or the facilities owned or[owned or] leased by the Company; and

               (g) the Real Property and all of the structures and structural components located thereon are in good condition and repair and are free from material defect.

        3.10 Customers, Distributors and Suppliers. Except as set forth in
Section 3.10 of the CCI Disclosure Schedule, neither CCI nor any of its Subsidiaries has received notice from any person or entity with which it has an existing agreement, oral or written, for the purchase or distribution of products or services from CCI or any of its Subsidiaries that it intends to reduce significantly such purchases or terminate such agreement, whether as a result of the transactions contemplated hereby or otherwise, other than such reductions and actions as in the aggregate would not have a CCI Material Adverse Effect.

        3.11 Operations in Conformity With Law, etc. Neither CCI nor any of its Subsidiaries has been or is in violation of, or in default under, any law, rule, regulation, order, judgment or decree relating in any manner or applicable to the business or assets of CCI or any of its Subsidiaries or any of their respective employees, except for such violations or defaults that in the aggregate would not have a CCI Material Adverse Effect. Neither CCI or any of its Subsidiaries, nor, to the knowledge of CCI or any of its Subsidiaries, any of their respective officers, employees or agents has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder CCI or any of its Subsidiaries (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for Canadian or United States Federal, provincial, state or local, or foreign public office (collectively, a "Restricted Activity") that (i) would subject CCI or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding that would have, in the aggregate, a CCI Material Adverse Effect, (ii) if such Restricted Activity had occurred after the Closing Date, would subject Noble to any damage or penalty in any civil, criminal or governmental litigation or proceeding that would have, in the aggregate, a CCI Material Adverse Effect, or (iii) if such Restricted Activities were to cease as of the date hereof, such cessation would have a CCI Material Adverse Effect.

        3.12 Litigation. Except as set forth in Section 3.12 of the CCI Disclosure Schedule, there are no actions, claims, suits, investigations or proceedings pending or to CCI's knowledge threatened against CCI or any of its Subsidiaries pertaining to the business or assets of CCI or any of its Subsidiaries that, in the aggregate, if adversely determined, would have a CCI Material Adverse Effect or that question the validity of this Agreement or any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, nor to the knowledge of CCI or its subsidiaries is there any basis for any such action, claim, suit, proceeding or investigation. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed (and not discharged or otherwise satisfied) against CCI or any of its Subsidiaries under any Canadian or United States Federal, provincial, state or local, or foreign law except for such judgments, orders, decrees, citations, fines or penalties that in the aggregate would not have a CCI Material Adverse Effect.

        3.13 Employee Matters; Benefit Plans.

               (a) All plans, agreements, policies and arrangements (including those sponsored by the Federal or any provincial government of Canada), whether or not reduced to writing and whether or not legally binding, to which CCI or any of its Subsidiaries contributes or is obligated to contribute, or under which CCI or any of its Subsidiaries has or may have any liability for premiums or benefits, and which benefits any active, former or retired employee, outside director, consultant or other independent contractor who provides or provided services to or for the benefit of CCI and its Subsidiaries, are listed in Section 3.13 of the CCI Disclosure Schedule (the "Plans"). CCI has delivered to Noble a true, correct and complete copy of each written Plan (or a written summary of the material terms of any Plan that has not been reduced to writing) any related trust agreement and annuity or insurance contract, if any, each Plan's most recent annual report filed with any tax or governmental authority, if any, and all summary plan descriptions, employee handbooks, or other similar employee communications with respect to the Plans.

               (b) Each Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability; all required employer contributions under any such Plans have been made and the applicable funds have been funded in accordance with the terms thereof and no past service funding liabilities exist thereunder; and all material contributions, reserves or premium payments required to be made as of the date hereof to the Plans have been made or provided for.

               (c) Each Plan that is required or intended to be qualified under applicable law or registered or approved by a government agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to cause the appropriate governmental agency or authority to revoke, or otherwise adversely affect, such qualification, registration or approval.

               (d) Except as set forth in Section 3.13 of the CCI Disclosure Schedule, there are no pending or, to CCI's knowledge, anticipated claims against or otherwise involving any of the Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any such Plan.

               (e) Except as set forth in Section 3.13 of the CCI Disclosure Schedule, there has been no withdrawal of assets by CCI or its Subsidiaries from any of the Plans, other than refunds of contributions or payments of expenses permitted by applicable law.

               (f) Except as set forth in Section 3.13 of The CCI Disclosure Schedule, neither CCI nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Plan, and there are no restrictions on the rights of CCI or any of its Subsidiaries to amend or terminate any such Plan without incurring any liability thereunder.

        3.14 Labour Relations. Section 3.14 of the CCI Disclosure Schedule lists, as of the date hereof, all employees of CCI and its Subsidiaries, together with their respective positions, years of employment and rates of remuneration. There is no existing dispute or controversy between CCI or any of its Subsidiaries and any of CCI's or such Subsidiary's employees that would have a CCI Material Adverse Effect. Neither CCI nor any of its Subsidiaries is a party to any collective bargaining agreement with respect to any of its employees, none of such employees is represented by a labour union and, to CCI's knowledge, there is no labour union organizing activity by or among such employees. There are no outstanding proceedings before or orders of any labour relations, occupational health and safety, human rights or other similar body or tribunal concerning employees of CCI or any of its Subsidiaries that could have a CCI Material Adverse Effect.

        3.15 Licenses, etc. CCI and each of its Subsidiaries has all governmental and regulatory licenses and permits, permits, approvals, consents, certificates, registrations and other authorizations (collectively, "Authorizations") necessary for the conduct of its business as presently conducted except where the failure to obtain or maintain such licenses and permits would not, in the aggregate, have a CCI Material Adverse Effect. All such Authorizations are in full force and effect, and no violations have been recorded in respect thereof. Neither CCI nor any of its Subsidiaries is in violation of any such Authorization, and no proceeding or investigation is pending or, to CCI"s or any of its Subsidiaries" knowledge, threatened that would have the effect, directly or indirectly, of revoking or limiting in any way any such Authorizations. Section 3.15 of the CCI Disclosure Schedule contains a true and complete list of all Authorizations.

        3.16 Environmental Matters. Except as disclosed at Section 3.16 of the CCI Disclosure Schedule: CCI and each of its Subsidiaries is and has at all times been in compliance in all material respects with all applicable Canadian and United States federal, provincial, state and local, and foreign laws, regulations, by-laws, ordinances, orders, directives and decisions and policies, instructions, guidelines and similar guidance of any ministry, department or administrative or regulatory agency relating to environmental, natural resources or health and safety matters or the manufacture, processing, distribution, use, treatment, storage, disposal, discharges, packing, transport, handling, containment, clean-up or other remediation of Hazardous Substances (collectively, "Environmental Laws"); and there is no suit, claim, action, investigation or proceeding pending or threatened against CCI or any of its Subsidiaries or, to CCI's and each Subsidiary's knowledge, any basis therefor, in respect of (i) noncompliance by CCI or any of its Subsidiaries with any Environmental Laws, (ii) personal injury, wrongful death, other tortious conduct, or relating to materials, commodities or products held, used, sold, transferred, manufactured or disposed of by or on behalf of CCI or any of its Subsidiaries, containing or incorporating any hazardous or toxic materials, commodities or Hazardous Substances, or (iii) the presence or release or threatened release into the environment of any pollutant, contaminant, deleterious or toxic or hazardous material, substance or waste, chemical waste, deleterious, toxic or hazardous material or substance, whether solid, liquid or gas (each a "Hazardous Substance"), whether generated by CCI or any of its Subsidiaries or located at or about a site leased or otherwise used by CCI or any of its Subsidiaries or heretofore owned, leased or otherwise used by CCI or any of its Subsidiaries or any predecessor entity. To CCI's and each Subsidiary's knowledge, there have been no Hazardous Substances of or generated by CCI or any Subsidiary that have been disposed of or come to rest at any site that has been included in any published United States Federal, state or local "superfund" site list or any other list of hazardous or toxic waste sites published by any governmental authority in Canada or the United States.

Except as disclosed at Section 3.16 of the CCI Disclosure Schedule, to CCI's and each Subsidiary's knowledge, there are and have been no underground storage tanks located on, no polychlorinated biphenyls ("PCBs") or PCB-containing equipment used or stored on, and no Hazardous Substances, stored on, any site, leased or otherwise, used by CCI or any Subsidiary. Except as disclosed at
Section 3.16 of the CCI Disclosure Schedule, to CCI's and each Subsidiary's knowledge, there have been no emissions or releases or threatened emissions or releases of Hazardous Substances on, upon, into or, from or to any site leased or otherwise used by CCI or any of its Subsidiaries or heretofore owned, leased or otherwise used by CCI or any of its Subsidiaries or any predecessor entity. CCI has delivered to Acquisition true and complete copies of all audits, evaluations, assessments, studies, tests, reports and minutes of meetings dealing with environmental and/or health and safety matters relating to any of CCI, the Subsidiaries or their respective businesses or assets which are or with reasonable effort could be within the possession or control of CCI.

        3.17 Contractual obligations, etc. Section 3.17 of the CCI Disclosure Schedule contains a true and complete list of all contracts, agreements, deeds, mortgages, leases (whether or not capitalized), licenses, instruments, commitments, sales orders, purchase orders, quotations, bids, undertakings, arrangements or understandings, written or oral (each, a "Contract") to which or by which CCI or any of its Subsidiaries is a party or otherwise bound or to which or by which any of CCI's or its Subsidiaries' assets are subject of the types described below and in effect on the date hereof (Contracts of the type described below, collectively, the "Contractual obligations").

               (a) All Contracts relating to noncompetition;

               (b) All Contracts to which any employee is a party;

               (c) All Contracts relating to the provision of consulting services that involve liabilities or obligations of CCI or any of its Subsidiaries in excess of CDN$150,000 or that have a term extending more than one year after the Closing Date;

               (d) All Contracts (including without limitation options) to sell (other than sales of products) or lease (as lessor) any property or asset owned or leased by CCI or any of its Subsidiaries, other than property or assets having individual values less than CDN$50,000 and an aggregate value less than CDN$300,000;

               (e) All Contracts pursuant to which CCI or any of its Subsidiaries possesses or uses (including as lessee) any properties or assets in its business the loss of use of which would have a CCI Material Adverse Effect, or pursuant to which CCI pays, accrues expenses of or incurs charges of at least CDN$50,000 per annum;

               (f) All Contracts for the sale of products or provision of services by CCI or any of its Subsidiaries that individually involve products or services having a value of at least CDN$250,000 or that have a term extending more than one year after the Closing Date;

               (g) All Contracts with suppliers or providers of goods or services (other than cleaning, trash removal, facilities maintenance or repair, or similar services and other than agent or representation agreements terminable upon no more than one year's notice) to CCI or any of its Subsidiaries, including without limitation purchase orders, that individually involve liabilities in excess of CDN$100,000; and

               (h) Each other Contract (other than Contracts of the type described in (a) through (g) of this Section 3.17) that involves liabilities or obligations of CCI or any of its Subsidiaries in excess of CDN$150,000 or that has a term extending more than one year after the Closing Date.

CCI shall make available to Noble upon request a true and complete copy of each of the Contractual Obligations referred to in (a) through (h) except as otherwise provided in Section 3.18 below. Other than defaults resulting from claims, penalties or causes of action disclosed in Section 3.12 or Section 3.17 of the CCI Disclosure Schedule, neither CCI nor any of its Subsidiaries nor, to the knowledge of CCI or its Subsidiaries, any other party is in default under or in breach or violation of, nor has an event occurred that (with or without notice, lapse of time or both) would constitute a default by CCI or any of its Subsidiaries or to CCI's knowledge by any other party, under any Contractual Obligations which defaults, in the aggregate, have a CCI Material Adverse Effect.

        3.18 Affiliated Transactions. Except for Contracts described in Section
3.17 of the CCI Disclosure Schedule, none of the directors, officers, shareholders or employees of CCI or any of its Subsidiaries, or any relative by blood or marriage or any Affiliate of, or person not dealing at arms length with any of the foregoing, is currently a party to any Contractual Obligation.

        3.19 Patents, Trademarks, etc. Section 3.19 of the CCI Disclosure Schedule contains a complete and correct list of all patents, patent applications, trade names, trademarks, trademark applications, service marks, copyrights and copyright applications owned or used by CCI or any of its Subsidiaries. CCI and each of its Subsidiaries owns, or pursuant to license agreements possesses adequate rights to use, all patents, trade names, trademarks, copyrights, inventions, processes, designs, formulas, trade secrets, know-how and other intellectual property and proprietary rights (collectively, the "Intellectual Property Rights") used in or necessary in all material respects for the conduct of its business with no known conflict with or infringement of the asserted rights of others. With respect to any such Intellectual Property Right owned by CCI or any of its Subsidiaries, CCI or such Subsidiary is the sole and exclusive owner of, with all right, title and interest in and to, free and clear of any Lien, such Intellectual Property Right and CCI and its Subsidiaries have sole and exclusive rights (and except as reflected in the Financial Statements, are not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof. To the best of CCI's knowledge (i) all inventions, processes, designs, formulas, trade secrets, knowhow and other intellectual property that are material and have not been patented or copyrighted have been kept confidential and (ii) no third party is currently infringing or has infringed the rights of CCI or any of its Subsidiaries under any patent, trade name, trademark or copyright owned by CCI or any of its Subsidiaries.

        3.20 Insurance. Section 3.20 of the CCI Disclosure Schedule contains a summary description of all insurance policies maintained by CCI or its Subsidiaries, all of which policies are in full force and effect. Such insurance policies maintained by CCI insure against all normal risk and peril as is customary in the CCI's industry. No state of facts exists nor has any event occurred which forms the basis for any present claim against CCI not fully covered by insurance and reported to the insurers in accordance with the terms and conditions of the insurance contract(s). No insurer has reserved its rights or refused to indemnify or defend CCI as the result of any present claims.

        3.21 Customer Warranty Coverage. Section 3.21 of the CCI Disclosure Schedule contains a description of all warranty coverages (including terms of such coverages, expiration dates, and estimated amounts of liability) extended by CCI or any of its Subsidiaries for repair or replacement of defective products or service to its customers as of the date indicated thereon. The estimated liability for warranty claims is fairly reflected in the Financial Statements.

        3.22. Certain Agreements. Except as set forth in Section 3.22 of the CCI Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or by the Share Exchange Agreement will (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of CCI or its Subsidiaries, from CCI or any of its Subsidiaries under any Plan, agreement or otherwise, (ii) except as contemplated by the Employment Agreements, increase any benefits otherwise payable under any Plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

        3.23 Brokers, Finders, etc. Each of the Sellers individually represents and warrants that all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of such Seller in such manner as to give rise to any valid claim against such Seller, CCI, Acquisition or Noble for any brokerage or finder's commission, fee or similar compensation.

        3.24 Authority of Sellers. Each of the Sellers individually represents and warrants that: (a) it has, and at the Closing Date will have, all requisite power and authority (i) to enter into this Agreement and all other instruments and agreements contemplated hereby to which it is contemplated to be a party, and (ii) to carry out and perform its respective obligations hereunder and pursuant to all instruments and agreements contemplated hereby to which it is contemplated to be a party; (b) it has, and at the Closing Date will have, all requisite power and authority to sell and transfer to Acquisition, as provided herein, the CCI Shares which it purports to own; (c) this Agreement is, and all agreements and instruments contemplated hereby to which it is a party, when executed and delivered in accordance with the terms hereof will be, valid and binding obligations of such Seller, enforceable in accordance with their respective terms.

        3.25 Residency of Sellers. Each of the Sellers individually represents and warrants that it is not a non-resident of Canada for the purposes of the Tax Act.

        3.26   Value and Gross Revenue Thresholds.

               (a) For the purposes of this section 3.26, the "Relevant Date" in respect of an entity means the last day of such entity's most recently completed fiscal year or, if such entity has not completed a fiscal year, the Closing Date.

               (b) As at the Relevant Date, the aggregate value of the assets of CCI and each of its affiliates (as such term is used under the Competition Act (Canada)) as at the time of closing, as stated in the records of each such entity used to prepare its financial statements (without deducting any amount for liabilities or encumbrances), determined in accordance with accounting principles normally used by such entities and that are generally accepted for the type of business carried on by such entities, was less than CDN$200 million.

               (c) For the 12 months ended on the Relevant Date, the aggregate gross revenues from sales generated from the assets of CCI and each of its affiliates as at the time of closing, as stated in the records of each such entity used to prepare its financial statements (including all amounts accruing from the sale or lease of goods and all amounts accruing from the rendering of services, without deducting any expenses or other amounts incurred or provided for in relation to the sale or lease of goods or the rendering of services), determined in accordance with accounting principles that are normally used by such entities and that are generally accepted for the type of business carried on by such entities, was less than CDN$200 million.

               (d) Since the date of its most recently completed fiscal year, none of CCI or any of its affiliates as at the time of closing has been a party to or otherwise been affected by any transaction or event, such as an acquisition or re-evaluation of assets for reporting purposes, which would increase the value of the assets or gross revenues above the thresholds described in subsections (b) and (c) above.

        3.27 Disclosure; Provision of Information. This Agreement, including the Exhibits hereto and the CCI Disclosure Schedule, the certificates delivered or to be delivered in connection herewith, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading, and with regard to all copies of executed documents, such copies are true and accurate representations of the original executed documents now in effect.


                                    ARTICLE 4
             REPRESENTATIONS AND WARRANTIES OF NOBLE AND ACQUISITION

        Noble and Acquisition jointly and severally represent and warrant to the Sellers as follows in Section 4.1:

        4.1 Due Organization, Authorization and Good Standing of Noble, Acquisition and Holdings. Noble is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario. Holdings is a corporation duly organized, validly existing and in good standing under the laws of the Province of Nova Scotia. Each other Subsidiary of Noble is a corporation or limited partnership duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation. Each of Noble, Acquisition and Holdings has the requisite corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate all transactions contemplated hereby, as the case may be. The execution, delivery and performance of this Agreement by each of Noble and Acquisition, and the consummation of the transactions contemplated hereby by Noble, Acquisition and Holdings, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of each of them. This Agreement constitutes the valid and binding obligation of each of Noble and Acquisition, enforceable in accordance with its terms.

        Noble and Acquisition jointly and severally represent and warrant to Wrayter as follows in Sections 4.2 through 4.6:

        4.2 Capital Stock. The authorized capital stock of Noble consists of (i) 20,000,000 shares of common stock, no par value, of which, as of July 24, 1998, approximately 7,156,825 shares were outstanding; and (ii) 150,000 shares of preferred stock, $100 par value per share, of which, as of the date hereof, 5,250 shares are outstanding.

Upon issuance of the Noble Common Shares in exchange for the Exchangeable Shares as provided in the Share Exchange Agreement and Schedule A thereto, such shares shall be validly issued, fully paid and nonassessable, free of preemptive rights and free of all Liens other than such as arise under applicable securities laws. The Noble Common Shares to be issued pursuant to the Share Exchange Agreement and Schedule A thereto will be issued in full compliance with all Canadian provincial securities laws and the United States Securities Act of 1933 (the "Securities Act") and the rules and regulations promulgated thereunder and all other relevant securities or blue sky laws of any state or other jurisdiction. No class of capital stock of Noble is entitled to preemptive rights.

        The authorized capital stock of Acquisition consists of an unlimited number of common shares and 35,360 Exchangeable Shares, of which, as of the date hereof: 1,000 common shares are outstanding and are owned by Holdings and no Exchangeable Shares are outstanding. Any Exchangeable Shares issued pursuant to this Agreement will be, validly issued, fully paid and nonassessable, and free of preemptive rights. The Exchangeable Shares to be issued pursuant to this Agreement will be issued in full compliance with all applicable Canadian provincial securities laws and the rules and regulations promulgated thereunder.

        4.3 SEC Reports. Noble has filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act through June 1, 1998, and Noble has made available to CCI copies of Noble's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and all final proxy statements and reports filed by Noble under the Exchange Act after such date, each as filed with the SEC (collectively, the "SEC Reports").

        4.4 Absence of Changes. From March 31, 1998 to the date of this Agreement, except as set forth in the SEC Reports (copies of which have all been provided by Noble to CCI), neither Noble nor any of its Subsidiaries has undergone any adverse change in its financial condition, or suffered any damage, destruction or loss (whether or not covered by insurance) that adversely affects its financial condition, the condition of its assets or the ability to conduct its business other than such changes in condition, damage, destruction or loss as in the aggregate would not have an Noble Material Adverse Effect; and from March 31, 1998 to the date of this Agreement, except as set forth in the SEC Reports, there has been no adverse change in the condition of the business of Noble or any of its Subsidiaries, whether as a result of any change as to accounts receivable, inventory or other assets, any loss of competitive position, any natural disaster, accident, strike, sabotage, or confiscation of property, or any other event or condition directly affecting or relating to Noble, whether or not related to any of the foregoing (including without limitation labour disputes, environmental audits or disclosures, and intellectual property disputes), except for such changes as would not in the aggregate have an Noble Material Adverse Effect.

        4.5 Value and Gross Revenue Thresholds; Investor Status.

               (a) For the purposes of this section 4.5, the "Relevant Date" in respect of an entity means the last day of such entity's most recently completed fiscal year or, if such entity has not completed a fiscal year, the Closing Date.

               (b) As at the Relevant Date, the aggregate value of the assets of Acquisition and each of its affiliates (as such term is used under the Competition Act (Canada)) as at the time of closing, as stated in the records of each such entity used to prepare its financial statements (without deducting any amount for liabilities or encumbrances), determined in accordance with accounting principles normally used by such entities and that are generally accepted for the type of business carried on by such entities, was less than CDN$200 million.

               (c) For the 12 months ended on the Relevant Date, the aggregate gross revenues from sales generated from the assets of Acquisition and each of its affiliates as at the time of closing, as stated in the records of each such entity used to prepare its financial statements (including all amounts accruing from the sale or lease of goods and all amounts accruing from the rendering of services, without deducting any expenses or other amounts incurred or provided for in relation to the sale or lease of goods or the rendering of services), determined in accordance with accounting principles that are normally used by such entities and that are generally accepted for the type of business carried on by such entities, was less than CDN$200 million.

               (d) Since the date of its most recently completed fiscal year, none of Acquisition or any of its affiliates as at the time of closing has been a party to or otherwise been affected by any transaction or event, such as an acquisition or re-evaluation of assets for reporting purposes, which would increase the value of the assets or gross revenues above the thresholds described in subsections (b) and (c) above.

               (e) Acquisition is a "WTO Investor" for the purposes of the Investment Canada Act.

        4.6 Disclosure. This Agreement, including the Exhibits hereto and the certificates delivered or to be delivered in connection herewith and the SEC Reports referenced hereby, taken as a whole, do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements herein or therein not misleading.

                                    ARTICLE 5
                                CERTAIN COVENANTS

        5.1 Exclusivity; Acquisition Proposals. Unless and until this Agreement shall have been terminated by either party pursuant to Section 8.1 hereof, except as required by law, CCI and Sellers shall not (and each shall use its best efforts to ensure that none of its officers, directors, agents, representatives or affiliates) take, directly or indirectly, any of the following actions with any party other than Acquisition and its designees or agents: (i) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to acquire any of CCI's business, assets or capital shares whether by arrangement, amalgamation, merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing an "Acquisition Transaction"); (ii) disclose any information not customarily disclosed to any person concerning CCI's business or properties or afford to any person or entity access to CCI's properties, books or records, except in the ordinary course of business consistent with past practice and as required pursuant to a governmental request for information; (iii) enter into or execute any agreement relating to an Acquisition Transaction, plan of reorganization, or other agreement calling for the sale of any of CCI's business and properties; or (iv) make or authorize any public statement, recommendation or solicitation with respect to any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to this Agreement.

        5.2 Notification of Certain Matters. Between the date hereof and the Closing Date, each party shall give prompt notice in writing to the other parties of: (i) any information that indicates that any of its representations or warranties contained herein was not true and correct as of the date hereof or will not be true and correct at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (except for changes permitted or contemplated by this Agreement); (ii) the occurrence of any event that will result, or has a reasonable prospect of resulting, in the failure of any condition specified in ARTICLE 6 hereof to be satisfied and; (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party.

        5.3 Other Limitations on Conduct of Business Prior to Closing. CCI and Wrayter hereby covenant and agree with Noble that, prior to Closing, unless the prior written consent of Noble shall have been obtained, and except as otherwise contemplated herein, CCI's business shall be operated, only in the usual, regular and ordinary course of business consistent with past practices Sellers and CCI hereby covenant and agree with Noble that, prior to Closing. Sellers hereby covenant and agree with Noble that, prior to Closing, unless the prior written consent of Noble shall have been obtained, and except as otherwise contemplated herein: (i) they will use their reasonable efforts to preserve intact CCI's business organization and assets and maintain their rights and franchises; (ii) they will not authorize for issuance, issue or obligate CCI or Sellers to issue any shares of its capital stock or any options, warrants or rights, or enter into any other agreements or commitments obligating it to issue or sell shares of its capital stock or any securities or obligations convertible into, or exchangeable for, any shares of its capital stock; and (iii) they will take no action that would (a) materially adversely affect the ability of Noble, Sellers, Acquisition or CCI to obtain any necessary approvals of any third parties or any governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (b) materially adversely affect Sellers', Noble's, Acquisition's or CCI's ability to perform their respective covenants and agreements under this Agreement.

        5.4 Access to Information. CCI and Wrayter shall, subject to applicable law, afford Noble and its accountants, counsel and other representatives reasonable access during the period prior to the Closing Date to the following information relating to CCI: (a) all financial statements, properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel of such entities, as Noble may reasonably request. No information or knowledge obtained after the date hereof in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated herein.

        5.5 Further Assurances. Subject to the terms and conditions herein provided, and subject to its fiduciary obligations under law, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including without limitation the taking of all reasonable actions necessary to satisfy each condition precedent set forth in ARTICLE 6, to comply promptly with all legal requirements that may be imposed on any of them with respect to this Agreement or to procure any consent, approval, order or authorization of, or any exemption by, any governmental entity, or other third party, required to be obtained or made in connection with this Agreement or the taking of any action contemplated hereby.

        5.6 Amendments to CCI Disclosure Schedule. The parties agree that CCI may amend and/or supplement any part of the CCI Disclosure Schedule in its discretion at any time after the date of this Agreement through and including the date (the "Schedule Cutoff") seven (7) days prior to the Closing Date and such amendments and supplements shall be deemed part of this Agreement as of the date hereof. Notwithstanding anything to the contrary in this Section 5.6, no amendments or supplements may be made to the CCI Disclosure Schedule after the Schedule Cutoff without the written consent of Noble and Acquisition.

                                   ARTICLE 6
                              CONDITIONS PRECEDENT

        6.1 Conditions Precedent to CCI's and Sellers' Obligation to Close. The obligations of CCI and Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, prior to or substantially contemporaneously with the Closing, of the following conditions, compliance with which, or the occurrence of which may be waived in whole or in part by CCI and Sellers in writing.

               6.1.1 Representations; Covenants; Certificate. The representations and warranties of Noble and Acquisition contained in
        ARTICLE 4 hereof (except for clause (i) of the first sentence of Section
        4.2 to the extent it refers to the number of issued and outstanding shares of Noble Common Shares) shall be true in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date; Noble and Acquisition shall in all material respects have performed and complied with all their respective obligations and covenants required by this Agreement to be performed or complied with prior to Closing; and each of Noble and Acquisition shall have delivered to CCI and Sellers a certificate, dated the Closing Date and signed by the President or a Vice President of such company, as its respective obligations and covenants hereunder.

               6.1.2 Opinion of Counsel for Noble and Acquisition. Sellers shall have received from each of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, counsel for Noble and Acquisition, a legal opinion, dated the Closing Date, with respect to legal matters related to this Agreement and the transactions contemplated hereby and in form and substance reasonably acceptable to CCI and Sellers.

               6.1.3 Injunctions. No temporary restraining order, preliminary or permanent injunction or other order by any Canadian or United States Federal or provincial or state court or governmental body prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and shall not have expired or been withdrawn or reversed.

               6.1.4 Closing Documents. Noble, Acquisition and Holdings shall have executed and delivered to Sellers and/or CCI, as the case may be, or shall execute and deliver at Closing, all documents contemplated hereby and shall deliver at Closing all of the Exchangeable Shares required to be delivered to Wrayter and Blake Jr. hereunder.

               6.1.5 Payment of Indebtedness to RoyNat and First Ontario. Noble, Acquisition and CCI shall, prior to Closing, cause full payment to be made to each of RoyNat and First Ontario, respectively, under those certain Absolute Assignments of Security and Indebtedness among Acquisition, CCI and RoyNat and First Ontario, respectively, dated as of the date hereof, to be paid by certified check or by wire transfer of immediately available funds.

               6.1.6 Indemnification of Blake Corp. on Leases. At Closing, Acquisition will agree to indemnify Blake Corp. from all liability from and after the date of Closing which arises from Blake Corp.'s guarantee of certain leases of property used by CCI, said indemnity to be reasonably acceptable in form and substance to Blake Corp.

               6.1.7 Consummation of Letter of Robert Blake, Sr. Noble, CCI, Robert Blake, Sr. and Blake Corp. shall have consummated, prior to or concurrent with the Closing, all of the transactions set forth in that letter of Robert Blake, Sr. dated 8 September 1998, a copy of which is attached hereto as Exhibit D.

        6.2 Conditions Precedent to Obligations of Noble and Acquisition. The obligations of Noble and Acquisition to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, prior to or substantially contemporaneously with Closing, of the following conditions, compliance with which, or the occurrence of which, may be waived in whole or in part by Noble and Acquisition in writing:

               6.2.1 Due Diligence. The results of the due diligence investigation of CCI by Noble and Acquisition shall be satisfactory to Noble and Acquisition in their sole discretion.

               6.2.2 Representations; Covenants; Certificate. The representations and warranties of Sellers contained in ARTICLE 3 hereof shall be true in all material respects as of the date of this Agreement and the Closing Date with the same effect as though made as of the Closing Date; CCI and Sellers shall in all material respects have performed and complied with all their respective obligations and covenants required by this Agreement to be performed or complied with prior to Closing; and each of the Sellers shall have delivered to Noble certificates, dated the Closing Date and signed by its respective President or a Vice President, confirming all representations and warranties made by such Seller in this Agreement.

               6.2.3 Opinion of Counsel for CCI and Sellers. Noble and Acquisition shall have received from (i) Gowling, Strathy & Henderson, counsel for CCI and Wrayter, (ii) Keyser Mason Ball, counsel for Blake Corp., and (iii) counsel for Crosbie, legal opinions, each dated the Closing Date, with respect to legal matters related to this Agreement and the transactions contemplated hereby and in form and substance reasonably acceptable to Noble and Acquisition.

               6.2.4 Required Consents. Consents and waivers required from any governmental authority with respect to the consummation of this Agreement and the transactions contemplated hereby shall have been filed, occurred, or been obtained, other than such consents, the failure to obtain which would not have any CCI or Noble Material Adverse Effect or any material adverse effect on the consummation of this Agreement.

               6.2.5 Pre-Closing Documents. Sellers and CCI shall have delivered to Acquisition, prior to the Closing Date: (i) a certified copy of each of the Charter Documents of CCI, dated the Closing Date; (ii) a Certificate of Status for CCI from the Province of Ontario, dated not earlier than five (5) days prior to the Closing Date; (iii) a certified copy of the resolutions of the board of directors of CCI authorizing the execution of this Agreement and all other documents and instruments contemplated hereby, and the performance of all acts required to be performed by CCI hereunder; (iv) certified copies of the Charter Documents of each of the Sellers other than First Ontario and RoyNat, dated the Closing Date; (v) Certificates of Status for each of the Sellers from the Province of Ontario, dated not earlier than five (5) days prior to the Closing Date; (vi) certified copies of the resolutions of the board of directors of each of the Sellers authorizing the execution of this Agreement and all other documents and instruments contemplated hereby, and the performance of all acts required to be performed by such Seller hereunder (or, in the case of First Ontario and RoyNat, certified copies of resolutions of the boards of directors appointing the President and Director of Merchant Banking of First Ontario and RoyNat, respectively); and (vii) a certificate of the Secretary or Assistant Secretary of CCI and each of the Sellers, respectively, other than First Ontario and RoyNat, dated the Closing Date as to the incumbency and signature of the officer or officers signing this Agreement on behalf of CCI or such Seller, as the case may be, and all other documents and instruments required to be executed and delivered by CCI or such Seller hereunder, together with satisfactory evidence of the incumbency and signature of each such Secretary or Assistant Secretary.

               6.2.6 Closing Documents. CCI and each of the Sellers shall each have executed and delivered to Noble or Acquisition, as the case may be, or shall execute and deliver at Closing, all documents contemplated hereby and shall deliver at Closing all of the CCI Shares required to be delivered to Acquisition hereunder.

               6.2.8 No Action Under Competition Act. Neither the Director of Investigation and Research (the "Director") appointed under the Competition Act (Canada) nor any of his representatives shall have advised Noble, Acquisition or CCI, or any of their representatives, that the Director intends to commence an inquiry or make an application under the Competition Act (Canada) in respect of any transaction contemplated by this Agreement.

               6.2.9 Cancellation of Class M Shares Held by Blake Jr. At least seven (7) days before Closing, Blake Jr. shall have agreed in writing to the cancellation or waiver of 1,000 Class M Common Shares of CCI which Blake Jr. owns or would otherwise be entitled to own, in consideration solely of the Exchangeable Shares to be delivered to him pursuant to Section 2.2(f), said writing to incorporate the representations and warranties given in
        Article 4 hereof.

                                    ARTICLE 7
                                 INDEMNIFICATION

        7.1 Indemnification of Noble and Acquisition. Each of the Sellers, individually, agrees to indemnify and hold Noble and Acquisition, their Subsidiaries, officers, directors, successors and assigns, harmless from and against any and all claims, demands, proceedings, damages, liabilities, losses, costs or expenses (including without limitation, all legal and other professional fees and disbursements, interest, penalties and amount paid in settlement) ("Losses") which any of them may incur, suffer or become liable for, directly or indirectly, as a result of or in connection with:

               (a) Any and all monetary damages or deficiency resulting from any misrepresentation, breach of warranty, and/or nonfulfillment of any agreement or covenant on the part of such Seller, under this Agreement or resulting from any misrepresentation or omission from any certificate, schedule, list, or other instrument to be furnished by such Seller to Noble and Acquisition under this Agreement; and

               (b) Any and all actions, suits, proceedings, demands, assessments, judgments, costs, and expenses including reasonable attorneys fees, incident to any of the foregoing;

provided, however, that within sixty (60) days after learning of the assertion of any claim against which Noble and/or Acquisition claim indemnification hereunder, Noble and/or Acquisition, as the case may be, shall notify such Seller and afford it the opportunity to assume the defense or monetary settlement thereof at such Seller's own expense with counsel of such Seller's choosing, and Noble and/or Acquisition, as the case may be, shall have cooperated fully to make available to such Seller all pertinent information under their control or in their possession. Noble and Acquisition shall have the right to join in the defense of any such claim with counsel of their own choosing and at their own expense.

        7.2 Indemnification of Sellers.

               (a) Acquisition hereby agrees to indemnify and hold Sellers, their successors and permitted assigns harmless from and against any and all liability, loss, cost or expense which Sellers may suffer or become liable for as a result or in connection with:

                      (i) Any and all liabilities, obligations and claims, which arise from the operation of the business of CCI after the Closing Date, other than to the extent resulting from any malfeasance, misfeasance, negligence, or actions of Sellers or any matter referred to in Section 7.1; and

                      (ii) Any and all monetary damages or deficiency resulting
               from any misrepresentation, breach of warranty, and/or nonfulfillment of any agreement or covenant on the part of Acquisition under this Agreement or resulting from any misrepresentation or omission from any certificate, schedule, list, or other instrument to be furnished by Acquisition to Sellers under this Agreement.

               (b) Noble hereby agrees to indemnify and hold Sellers, their successors and permitted assigns harmless from and against any and all liability, loss, cost or expense which Sellers may suffer or become liable for as a result or in connection with any and all monetary damages or deficiency resulting from any misrepresentation, breach of warranty, and/or nonfulfillment of any agreement or covenant on the part of Noble under this Agreement or resulting from any misrepresentation or omission from any certificate, schedule, list, or other instrument to be furnished by Noble to Sellers under this Agreement.

               (c) With regard to the indemnification provisions of subsections
        (a) and (b) above, within sixty (60) days after learning of the assertion of any claim against which a Seller claim indemnification hereunder, such Seller shall notify Acquisition and/or Noble, as the case may be, and afford Acquisition and/or Noble the opportunity to assume the defense or monetary settlement thereof at their own expense with counsel of their choosing, and such Seller shall have cooperated fully to make available to Acquisition and/or Noble all pertinent information under its control or in its possession. Sellers shall have the right to join in the defense of any such claim with counsel of their own choosing and at Sellers' own expense.

        7.3 Failure to Provide Timely Notice. Notwithstanding the notice requirements provided in Sections 7.1 and 7.2, the right to indemnification under this Agreement shall not be affected by any failure to give or any delay in giving such notice unless, and then only to the extent that, the rights and remedies of the party to whom such notice was to have been given shall have been prejudiced.

        7.4 Minimization of Indemnities. The parties hereto shall each use reasonable efforts to minimize the obligation of the other to indemnify under this Agreement, by, among other reasonable things and without limiting the generality of the foregoing, taking such reasonable remedial action as it believes may minimize such obligation and seeking to the maximum extent possible reimbursement from insurance carriers under applicable insurance policies covering any such liability.

        7.5 Assignment of Claims. The parties agree that upon satisfaction of the obligation to indemnify hereunder, and in consideration thereof, to assign to the party making such payment or giving such credit, any and all claims, causes of action and demands of whatever kind and nature which such indemnified party may have against any person, firm or other entity giving rise to such indemnified loss, and to reasonably cooperate in any efforts to recover therefrom.

        7.6 Acquisition's Right to Settle Claims. After Closing, notwithstanding anything herein contained to the contrary, in the event that, in order to protect CCI and its business and assets after acquisition of the CCI Shares by Acquisition hereunder, Acquisition shall desire to cause CCI to settle any claims or actions, the defense of which Sellers would otherwise be entitled to assume pursuant to the provisions hereof, Acquisition shall be entitled to cause CCI to so settle such claim or action, after first giving Sellers not less than ten (10) days prior written notice of such claim or action and the proposed settlement, and the terms of such settlement shall be binding upon Sellers so long as they are commercially reasonable.

                                    ARTICLE 8
                                  MISCELLANEOUS

        8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time before Closing as herein provided:

               (a) By the mutual consent of Noble, on one hand, and all of the Sellers, on the other hand;

               (b) By either Noble, on one hand, or all of the Sellers, on the other hand, if there has been a material breach on the part of the other(s) of any representation, warranty, covenant or agreement contained herein that cannot be or has not been cured within ten days after written notice of such breach to the breaching party(ies);

               (c) By all of the Sellers, if the Closing shall not have occurred by October 10, 1998 other than as a result of the failure of CCI or Sellers to satisfy their respective obligations hereunder.

               (d) By Noble, if the Closing shall not have occurred by October 10, 1998 other than as a result of the failure of Noble, Acquisition or Holdings to satisfy their respective obligations hereunder.

        In the event of termination and abandonment under this Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability on the part of any of the parties hereto or any of their respective officers and directors; provided, however, that the provisions of ARTICLE 7, Section 8.3, and
Section 8.4 hereof, and the respective provisions referenced therein, shall survive any termination of this Agreement as provided therein and in the event of a termination pursuant to Section 8.1(b) the breaching party(ies) shall be liable for all out-of-pocket costs and expenses incurred in connection with the transactions contemplated hereby.

        8.2 Amendments and Supplements. At any time before Closing, this Agreement, the Share Exchange Agreement and the Registration Rights Agreement may be amended or supplemented by a written instrument signed by all of the parties to each such agreement and approved by their respective Boards of Directors.

        8.3 Survival of Representations and Warranties. All representations and warranties made by the parties hereunder, including but not limited to the representations and warranties in ARTICLE 3, ARTICLE 4 and Section 8.7 shall survive the Closing and shall remain in full force and effect for a period of two (2) years following the actual Closing Date.

        8.4 Expenses. Whether or not Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

        8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the Province of Ontario and the federal laws of Canada applicable therein.

        8.6 Notice. All notices and other communications required or permitted hereunder shall be in writing (including any facsimile transmission or similar writing), and shall be sent either by telecopy, hand delivery, or reputable overnight courier, addressed as follows or to such other address or addresses of which the respective party shall have notified the other party. Each such notice or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted and the appropriate answer back is received, (ii) if given by reputable overnight courier, one business day after being delivered to such courier or (iii) if given by any other means, when received at the address specified in this Section.

               (a)    if to Noble at:

                      Noble International, Ltd.
                      33 Bloomfield Hills Parkway, Suite 155
                      Bloomfield Hills, Michigan 48304
                      Fax: (248) 594-9501
                      Attention: Michael C. Azar

                  (b)   if to Holdings at:

                      Noble Canada Holdings II, Limited
                      c/o Noble International, Ltd.
                      33 Bloomfield Hills Parkway, Suite 155
                      Bloomfield Hills, Michigan 48304
                      Fax: (248) 594-9501
                      Attention: Michael C. Azar

               (c)    if to the Corporation at:

                      Noble Canada, Inc.
                      c/o Noble International, Ltd.
                      33 Bloomfield Hills Parkway, Suite 155
                      Bloomfield Hills, Michigan 48304
                      Fax: (248) 594-9501
                      Attention:    Michael C. Azar

               and in all of the above cases, with required additional copies to:

                      Jaffe, Raitt, Heuer & Weiss, Professional Corporation One Woodward Avenue, Suite 2400
                      Detroit, Michigan 48226
                      Fax: (313) 961-8358
                      Attention: Peter Sugar

               (d)    if to Sellers:

                      Wrayter Investments Inc.
                      c/o R. Douglas S. Hunter
                      Gowling, Strathy & Henderson
                      Commerce Court West, Ste. 4900
                      Toronto, Ontario M5L 1J3

                      RoyNat Inc.
                      Attn: Mr. Robert Roy
                      40 King Street West, 26th Floor
                      Toronto, Ontario M5H 1H1

                      First Ontario Labour Sponsored Investment Fund Ltd.
                      Attn: Mr. Ken Delaney
                      234 Eglington Avenue East, Suite 310
                      Toronto, Ontario M4P 1K5

                      Crosbie & Company Inc.
                      One First Canadian Place, 9th Floor
                      Toronto, Ontario M5X 1A4
                      Attn: Mr. Allan H.T. Crosbie

                      659730 Ontario Inc.
                      268 Lakeshore Road East, Box 1508
                      Oakville, Ontario L6J 7S4
                      Attn: Mr. Robert Blake, Sr.

               with copies to:

                      Gowling, Strathy & Henderson    (for Wrayter)
                      Commerce Court West, Ste. 4900
                      Toronto, Ontario M5L 1J3
                      Fax: (416) 862-7661
                      Attention: R. Douglas S. Hunter

                      Keyser, Mason & Ball             (for Blake Corp.)
                      201 City Centre Drive, Suite 701
                      Mississauga, Ontario L5B 2T4
                      Fax:
                      Attention: John Ball

                      Smith Lyons                (for RoyNat and First Ontario)
                      40 King Street West, Suite 5800
                      Toronto, Ontario M5H 3Z7
                      Attn: Andrew Brands

               (e)    if to CCI:

                      c/o Noble International, Ltd.
                      33 Bloomfield Hills Parkway, Suite 155
                      Bloomfield Hills, Michigan 48304
                      Fax: (248) 594-9501
                      Attention: Michael C. Azar

                      and

                      c/o Gowling, Strathy & Henderson
                      Commerce Court West, Ste. 4900
                      Toronto, Ontario M5L 1J3
                      Fax: (416) 862-7661
                      Attention: R. Douglas S. Hunter

        8.6 Counterparts. This Agreement and any amendments or supplements thereto may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

        8.7 Whole Agreement. Each of the Sellers acknowledges and agrees, one with the other, that this Agreement constitutes the only agreement with respect to the sale of the CCI Shares and none of the Sellers nor any of their shareholders, officers or directors or any affiliates or associates thereof is receiving any consideration for the CCI Shares other than the consideration recited in Section 2.2 and 6.1.7 hereof.

                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

STOCK PURCHASE AGREEMENT - CENTRIFUGAL COATERS INC.
SIGNATURE PAGE

        IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the date first above written.


NOBLE                                       CCI
-----                                       ---

NOBLE INTERNATIONAL, LTD.                   CENTRIFUGAL COATERS INC.

By:    /s/ MICHAEL C. AZAR                  By:    /s/ FRASER WRAY
       -----------------------------               -----------------------------
Its:   Vice President                       Its:   President
       -----------------------------               -----------------------------

ACQUISITION
-----------

NOBLE CANADA II, INC.

By:    /s/ MICHAEL C. AZAR
       -----------------------------
Its:   President
       -----------------------------



                                     SELLERS
                                     -------

WRAYTER INVESTMENTS INC.                    FIRST ONTARIO LABOUR
                                            SPONSORED INVESTMENT FUND LTD.

By:    /s/ FRASER WRAY                      By:    /s/ KEN DELANEY
       -----------------------------               -----------------------------
Its:   President                            Its:   President
       -----------------------------               -----------------------------

ROYNAT INC.                                 CROSBIE & COMPANY INC.

By:    /s/ ROB ROY                          By:    /s/ ALAN CROSBIE
       -----------------------------               -----------------------------
Its:   President                            Its:   President
       -----------------------------               -----------------------------

659730 ONTARIO INC.

By:    /s/ ROBERT BLAKE
       -----------------------------
Its:   President
       -----------------------------

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

                            STOCK PURCHASE AGREEMENT
                            CENTRIFUGAL COATERS INC.


                             EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A        Share Exchange Agreement, with Exchangeable Share Provisions
Exhibit B        Support Agreement
Exhibit C        Registration Rights Amendment
Exhibit D        Letter of Robert Blake, Sr.

SCHEDULES

Schedule 3.1     Incorporations and jurisdictions
Schedule 3.2     Approvals and violations in connection with sale
Schedule 3.3     Stockholders and related rights
Schedule 3.4     Subsidiaries
Schedule 3.5     Financial matters
Schedule 3.6     Changes and exemptions to financial covenants
Schedule 3.7(a)  Fixed assets (non-leased)
Schedule 3.7(b)  Equipment and machinery
Schedule 3.7(c)  Warranties
Schedule 3.7(f)  Liabilities
Schedule 3.8     Tax matters
Schedule 3.9     Properties, liens and leases
Schedule 3.10    Notices from customers, distributors and suppliers
Schedule 3.12    Litigation
Schedule 3.13    Employee matters and benefit plans
Schedule 3.14    Labour relations
Schedule 3.15    Licenses and authorizations
Schedule 3.17    Contractual obligations
Schedule 3.19    Intellectual property
Schedule 3.20    Insurance
Schedule 3.21    Customer warranties
Schedule 3.22    Certain agreements


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